SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549

                                    Form 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                                 Date of Report

                               SwiftyNet.Com, Inc.

             (Exact name of registrant as specified in its charter)

        Florida                        0-25097              65-078-3722
(State or other jurisdiction         (Commission           (IRS Employer
     incorporation)                  File Number)        Identification No.)

     17521 Crawley Road, Odessa, FL                             33556
(Address of principal executive offices)                      (Zip Code)

               Registrant's telephone number, including area code
                                 (813) 926-1603

         (Former name or former address, if changed since last report.)

                                       NA
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Item 2. Acquisition or Disposition of Assets.

            On December 17, 1999, SwiftyNet,.Com, Inc. purchased all of the outstanding shares of Rankstreet.Com, Inc. ("Rankstreet"), in exchange for 4,000,000 shares of Common Stock. Rankstreet is developing a world wide web site to provide comparative statistical analysis of Internet advertising. Rankstreet is a Florida corporation that was formed on October 28, 1999. Its assets consist primarily of the service contributions of its three shareholders and a $10,000 contract for software development. SwiftyNet.Com issued 2,000,000 shares of common stock to the three principal shareholders of Rankstreet (the "Principals") at closing. Once the Rankstreet.com web site is fully functional and available for customer usage, the Principals shall receive an additional 1,000,000 shares. One year from the date that the Rankstreet web site is advertised for use by the general public, the Principals shall receive 1,000,000 more common shares. In determining the amount of shares issued as consideration in this transaction, the Company considered valuations of other start-up Internet companies, but had no independent valuation. Pursuant to the purchase agreement, the Principals have an option to purchase 51% of Rankstreets' outstanding shares 30 days following a successful initial public offering of Rankstreets' securities for seventy-five thousand dollars ($75,000).


Item 5. Other Events.

            Effective November 30, 1999, Shareholder, Donald Hughes, is the owner of Donald C. Hughes, Inc. the services of which the Company anticipated using in the construction of additional car wash centers. Toward this end, the Company had deposited $210,000 in an account for future use by Mr. Hughes. Since the Company has decided to devote substantial resources to its Internet business, the Company is accepting the return of 52,500 shares of common stock from Mr. Hughes valued at $4.00 per share and will release all funds on account for Mr. Hughes.

Item 7. Financial Statements and Exhibits.

            Audited financial statements will be supplementally provided within 60 days of this report.



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Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



Date: December 17, 1999                    SwiftyNet.Com, Inc.



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                                           Rachel Steele, President







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